Exhibit 4.37

RANDGOLD RESOURCES LIMITED REG NO. 62686 LA MOTTE CHAMBERS ST HELIER JERSEY JEI IBJ CHANNEL ISLANDS www.randgoldresources.com TEL : +44 1534 735 333 FAX : +44 1534 735 444

CONTRACT OF EMPLOYMENT

between

RANDGOLD RESOURCES LIMITED

(registration number 62686)

a Company incorporated in Jersey, Channel Islands

(“the Company”)

and

GRAHAM P. SHUTTLEWORTH

(the “Employee”)

TABLE OF CONTENTS

1.	INTRODUCTION	3
2.	EMPLOYMENT	3
3.	DUTIES	4
4.	REMUNERATION PACKAGE	6
5.	EXPENSES	7
6.	BONUS SCHEME	8
7.	HOLIDAYS	10
8.	LIFE ASSURANCE	10
9.	APPLICATION OF PROVISIONS OF PERSONNEL MANUALS	11
10.	INCAPACITY	11
11.	TERMINATION	12
12.	CONFIDENTIALITY	13
13.	RETURN OF COMPANY PROPERTY	14
14.	OTHER EMPLOYMENT	14
15.	DOMICILIUM	14
16.	GENERAL	16

RESTRICTED SHARES ADDENDUM TO CONTRACT

THE PARTIES AGREE AS FOLLOWS:

1.	INTRODUCTION

It is recorded that –

1.1	the parties have negotiated and now wish to record the terms of a contract of employment.
2.	EMPLOYMENT
2.1	The Employee shall serve the Company as Financial Director or in such other capacity of a like status as the Company may require.
2.2

Notwithstanding the date of signature hereof, the Employee shall be deemed to have been employed by the Company as Financial Director from his actual “commencement of employment date” which is still to be agreed.

2.3

The employment of the Employee as Financial Director of the Company shall continue for an indefinite period, until terminated on not less than six months’ written notice given by one party to the other.

2.4

In the event of a change in control of the ownership of the Company the Employee will be entitled to be paid six months’ remuneration, in lieu of notice, should he not be offered an equivalently remunerated position. Further, in such circumstances will qualify to be paid a pro-rata bonus in terms of the bonus scheme defined in this contract and any restricted stock allocated to him will become payable.

3.	DUTIES
3.1	As Financial Director of the Company, the Employee shall:
3.1.1

undertake such duties and exercise such powers in relation to the Company, its associated companies and their businesses as the board of directors of the Company (the “Board”) shall from time to time assign to or vest in him, provided however, that the Board shall procure that such duties and powers shall not conflict with one another. The Employee has a copy of his current Job Description. It is specifically agreed that the duties and responsibilities outlined in the Job Description are not an exhaustive list of the Employee’s duties and responsibilities and they may change from time to time at the discretion of the “Board”;

3.1.2	in the discharge of such duties and in the exercise of such powers, observe and comply with all resolutions, regulations and directives from time to time made or given by the Board; and
3.1.3	use his best endeavours to properly conduct, improve, extend, develop, promote, protect and preserve the business interest, reputation and goodwill of the Company and its associated companies.
3.2	For the purposes of this Agreement, “associated company” or “associated companies” means –
3.2.1	any company or entity which is directly or indirectly controlled by the Company,
3.2.2	any company or entity which directly or indirectly controls the Company, or

3.2.3	any company or entity which is directly or indirectly controlled by any company which also directly or indirectly controls the Company.
3.3

The Employee shall at all times promptly give to the Board (in writing, if so requested) all such information and explanations as it requires in connection with matters relating to his employment or with the business of the Company and/or its associated companies.

3.4

It shall be part of the normal duties of the Employee at all times to consider in what manner and by what new methods or devices the products, services, processes, equipment or systems of the Company and associated companies might be improved, and promptly to give to the Secretary of the Company full details of any invention or improvement which he may from time to time make or discover in the course of his duties, and to further the interests of the Company and its associated companies’ undertakings with regard thereto. Any such invention or improvement shall be the property of the Company and the Employee shall take all steps as may be necessary and reasonably required by the Company, at the sole expense of the Company, to procure that the Company obtains complete and exclusive legal title to any such invention or improvement.

3.5

The Employee’s normal place of work (excluding the extensive business travelling he is required to undertake in Europe and North America) shall be as the Company may from time to time direct. It is specifically recorded that due to the changing nature of the Company’s work requirement it may be necessary for the Employee to relocate and the Employee hereby agrees to do so.

4	REMUNERATION PACKAGE
4.1

As from the “Commencement Date”, the Employee’s basic remuneration package shall be GBP 228,000 (Two hundred and twenty eight thousand pounds), which shall be reviewed annually with a view to effecting appropriate annual increases.

4.2	The composition of the Employee’s remuneration package shall be the following –
4.2.1

An annual salary, which shall be equal to GBP 228,000 (Two  hundred  and twenty eight thousand pounds), and will include the annual basic salary plus the cost to the Company of providing the other components of the package set out in 4.2.2 and 4.2.3;

4.2.2

the contributions payable by the Company in respect of the membership of the Employee and his wife and children to the medical aid scheme of which the Employee is a member, all of which shall be for the account of the Company,

4.2.3

the monthly contributions payable by the Company in respect of the Employee’s membership to any pension, provident and retirement annuity funds nominated by the Employee, all of which shall be for the account of the Company.

4.3

The Employee’s basic package shall be payable in equal monthly instalments (and proportionately for any lesser period, each monthly instalment being deemed to accrue rateably from day to day) in arrears on the last day of each month.

4.4	Restricted Share Award (Incentive Plan)

It is agreed that the Board of directors may, at its discretion, grant the Employee an award of restricted shares. In the event of such an award being so granted, the terms and conditions of such an award shall be as set out in the addendum to this contract of employment. The payment of the full award requires of the Employee that he remains in employment for three full years from his date of commencement and the satisfactory achievement over the previous year of strategic measurable “Outputs” (deliverables) agreed between the C.E.O. and  the incumbent (and as defined in the “Board approved” Company  Strategic Planning Review).

5	EXPENSES
5.1	The Employee shall be reimbursed for all travelling, hotel and other out-of-pocket expenses reasonably incurred by him in or about the discharge of his duties hereunder.
5.2

The Employer will reimburse the Employee against verifiable invoices, with regard to the relocation costs that he has to pay for, from New York to London, i.e. those relocation costs not taken care of by his previous employer.

5.3

Should it become necessary during the Employee’s periods of work to be evacuated from his place of work for medical reasons, the Company shall arrange for such evacuation and the costs thereof shall be for the Company’s account.

5.4	The Company shall meet the Employee’s membership fees of such professional bodies as it deems are required.
6.	BONUS SCHEME
6.1

Over and above the remuneration package and other benefits stipulated in this Contract of Employment, the Employee shall be eligible for an annual bonus that shall be based partially on “Company” and partially on “Individual” performance. This bonus is payable up to a maximum of US$ 400,000 (Four hundred Thousand United States Dollars ) per year, will be reviewed annually.

6.2

The Employee shall be entitled to be paid a pro-rated bonus in United States Dollars in respect of this Contract of Employment, with regard to the initial annual bonus period from 1st April 2007 and ending 31st March 2008, and thereafter in respect of each 12 month period of employment with the Company, commencing on 1st April each year and ending on 31 March (“Bonus Period”) if  (a) for the “Company” portion, if the ruling price of ordinary shares in the Company for that bonus period as defined in 6.4, is higher than the base price for that Employment Period, as defined in 6.3 and (b) for the “Individual” portion if his performance in achieving objectives and Key Performance Indicators (KPIs) that are directly aligned with the Company’s Business Strategy and agreed with the C.E.O. are met, at or above, a satisfactory level, see 6.7..

6.3

For the Company portion of the bonus, the base price shall be in the case of each of the bonus periods in respect of which a bonus is to be calculated, the weighted average price of ordinary shares in the Company quoted on the Nasdaq Stock Market over the last calendar month preceding the Bonus period in respect of which the bonus is being calculated.

6.4	The ruling price for each Bonus period shall be the weighted average price of ordinary shares in the Company quoted on the Nasdaq Stock Market over the last calendar month of that Bonus period.
6.5

Should a bonus become payable to the Employee in respect of any bonus period, then the amount of such bonus shall be calculated in accordance with the following formula for the Company performance portion of the bonus:

B = 33,300 (P² - P¹)
Where	B	is the amount of the bonus, in United States Dollars;
	P²	is the ruling price for the bonus period in respect of which the bonus is being calculated, as defined in 6.4, and
	P¹	is the base price for the bonus period in respect of which the bonus is being calculated.
6.6

In the above formula, the factor 33,300 (Thirty Three thousand, three  hundred) represents a fictional shareholding of 33 300 (Thirty three thousand, three hundred) shares in the share capital of the Company as presently constituted. Should the ordinary shares in the Company which are listed on the Nasdaq Stock Market be consolidated or sub-divided, then the ruling price and the base price stipulated in 6.2 and the formula in 6.5 shall be modified by agreement between the parties in such a way as to give effect to the original intention of the parties.   In the event that the parties do not agree on the terms of such modification, the matter shall be referred to the Company’s Remuneration Committee, whose decision shall be final and binding upon the parties.

6.7

The “Individual” portion of the bonus shall be decided on following the annual assessment of the employee’s performance by the C.E.O. and Remuneration Committee in terms of the Employer’s performance management scheme.

6.8

Should the Company become subject to or involved in any re-organisation, unbundling, scheme of arrangement or other change of circumstances which directly or indirectly prejudices the Employee’s prospective bonus(es) under the bonus scheme as set out in this clause, then the parties shall endeavour to reach agreement on a modified or substituted bonus scheme which will give effect to the original intent of the bonus scheme.   Failing such agreement, the

terms of the modified or substituted bonus scheme shall be determined by the Company’s Remuneration Committee, whose decision shall be final and binding upon the parties.

6.9

Should this agreement be terminated during the minimum fixed term in terms of paragraph 11 or by mutual agreement between the Company and the Employee, any bonus due to the Employee in terms of paragraph 6.2, shall be calculated proportionately (on a pro-rated basis) for the 12 month employment period during which employment is terminated.

7.	HOLIDAYS

The Employee shall be entitled to 33 (thirty three) working days paid holiday in each successive period of 12 (twelve) months’ continued employment with the Company, commencing on 1 May 2007, to be taken at such times as the Board shall consider most convenient, having regard to the requirements of the Company’s business.

8.	LIFE ASSURANCE

Subject to the insurance company’s requirements, life assurance cover against death and disability is provided for the Employee whilst the Employee is a member of the Company’s Provident Fund, as follows:

a.	3 (three) years’ pensionable salary to a maximum as outlined in the rules of the scheme; and
b.	non contributory cover equal to 2 (two) years’ pensionable salary, payable in South African Rands.

9.	APPLICATION OF PROVISIONS OF PERSONNEL MANUALS
9.1

The terms and conditions of employment as contained in any of the Company’s personnel policies and manuals are incorporated into this Agreement and the Employee shall be bound by the provisions thereof.

a.	The Employee’s entitlement to any benefit other than those recorded in this Agreement shall be governed by the appropriate provisions of the Company’s personnel policies and manuals.
b.

It is expressly provided that such policies and manuals may be changed, added to and/or deleted from time to time at the discretion of the Company and it is agreed that by accepting these terms and conditions, the Employee hereby accepts any such changes, which will be appropriately communicated to him.

c.

In the event of a conflict between the provisions of the personnel policies and manuals and the provisions of this Agreement, the provisions of this Agreement shall override those contained in the personnel policies and manuals.

10.	INCAPACITY
10.1

If the Employee at any time becomes incapacitated or prevented by illness, injury, accident or any other circumstance beyond his control (the “incapacity”) from discharging his full duties hereunder for a total of 180 (one hundred and eighty) or more days in any 12 (twelve) consecutive calendar months, the Company may by notice in writing to the Employee given at any time so long as the incapacity shall continue:

10.1.1	discontinue payment in whole or in part of the salary on and from such dates as may be specified in the notice until the incapacity shall cease; or
10.1.2	whether or not payment shall already have been discontinued, terminate this Agreement forthwith or on such date as may be specified in the notice.
10.2

Save as hereinafter provided the Employee’s salary shall, notwithstanding the incapacity, continue to be paid to the Employee in accordance with paragraph 4, in respect of the period of incapacity prior to such discontinuance or termination.

10.3

Notwithstanding the above, whilst the Employee is a member of the Company’s Provident Fund, the Employee shall be covered against temporary and permanent disability under the Company’s insurance policies.

Therefore, to the extent that the Employee receives payment of disability benefit in terms of any such insurance policies, the Company will not pay to the Employee his salary in terms of clause 4 above.

11.	TERMINATION
11.1	This Agreement may be terminated forthwith by the Company without prior notice if the Employee shall at any time:
11.1.1	commit any serious or persistent breach of any provisions contained in this Agreement;
11.1.2	be guilty of misconduct or wilful neglect in the discharge of his duties;

11.1.3	become insolvent or make any arrangement or composition with his creditors;
11.1.4

notwithstanding the provisions of clause 10 above, become permanently incapacitated by accident or ill-health from performing his duties under this Agreement and for the purposes of this sub-clause incapacity for 3 (three) consecutive months or an aggregate period of 6 (six) months in any period of 12 (twelve) months shall be deemed to be permanent incapacity.

11.2

Subject to the provisions set out in 11.1 above, either the Employee or the Company may, during the period of this contract of employment terminate the relationship by giving to the other party six months’ notice in writing.

Notwithstanding the aforegoing, the Employee’s employment will terminate through effluxion of time on reaching the age of 60 (Sixty years).
12.	CONFIDENTIALITY
12.1

It is recorded that in the performance of his duties for the Company anywhere in the world, i.e. those performed in West and East Africa, North America or mainland Europe the Employee agrees that he will not divulge any information to any unauthorised persons or bodies relating to any aspect of his work or any of the operations or processes of the Company. Such information shall include methods, processes, computer software, documentation, know-how, trade secrets, other confidential information or any other information which could be damaging to the Employer’s business or which could benefit other parties to the detriment of the Company or its activities.

13.	RETURN OF COMPANY PROPERTY

The Employee shall promptly whenever requested by the Company and, in any event upon the termination of his employment with the Company, deliver to the Company all lists of clients or customers, correspondence and all other documents, papers and records which may have been prepared by him or have come into his possession in the course of his employment with the Company, and the Employee shall not be entitled and shall not retain any copies thereof. Title and copy-right therein shall vest in the Company and, where appropriate, any associated company.

14.	OTHER EMPLOYMENT

While this Agreement remains in force, the Employee shall not be engaged or take part, directly or indirectly, whether as an employee or in any other capacity, in any other business without the Company’s prior written permission.

15.	DOMICILIUM
15.1	The parties hereto respectively choose domicilium citandi et executandi for all purposes of and in connection with this Agreement as follows:
15.1.1	the Company

La Motte Chambers

La Motte Street

St Helier

Jersey,

Channel Islands

15.1.2	the Employee

La Motte Chambers

La Motte Street

St Helier

Jersey,

Channel Islands

15.2	Any notice to any party shall be addressed to it at its domicilium as aforesaid and either sent by pre-paid registered post, delivered by hand, or sent by telefax transmission.
15.3	In case of any notice:
15.3.1	delivered by hand, it shall be deemed to have been received, unless the contrary is proved, on the date of delivery, provided such date is a business day, otherwise on the following business day;
15.3.2	sent by pre-paid registered post it shall be deemed to have been
15.3.3	received, unless the contrary is proved, on the seventh business day after posting;
15.3.4

sent via telefax transmission, shall be deemed to have been received on the same day, provided such day is a business day, otherwise on the following business day. The party giving notice by telefax transmission shall have the onus of proving that the telefax was received by the addressee.

15.4	Any party shall be entitled by notice to the other, to change its domicilium provided that the change will become effective only business days after service of the notice in question.

15.5	For the purposes hereof, “business day” means any day other than a Saturday, Sunday or public holiday.
16.	GENERAL
16.1

No alteration, cancellation, variation of, or addition hereto shall be of any force or effect unless reduced to writing and signed by the parties as an addendum to this Agreement or their duly authorised signatures.

16.2	Subject only to 16.1, this document contains the entire agreement between the parties and neither party shall be bound by any undertakings, representations or warranties not recorded herein.
16.3

No indulgence, leniency or extension of time which either party (the “grantor”) may grant or show to the other, shall in any prejudice the grantor or preclude the grantor from exercising any of its/his rights in the future.

16.4	Neither party may cede or assign its/his rights and delegate its/his obligations in terms of this Agreement without the prior written approval of the other party.
16.5	Each party warrants and undertakes to the other that –
16.5.1	it is not acting as undisclosed agent or nominee for any person in entering into this Agreement; and
16.5.2	it is entering into this Agreement to secure the benefits of this Agreement for itself only and for no other person.

16.6	The headings appearing in this Agreement have been used for reference purposes only and shall not affect its interpretation.
16.7	The Company shall bear the costs of and incidental to the negotiation, preparation and conclusion of this Agreement.
16.8

The interpretation and enforcement of this Agreement shall at all times be governed by law prevailing in Jersey from time to time, and the parties hereto hereby consent and submit to the jurisdiction of the Courts of Jersey in all matters arising from or concerning this Agreement.

16.9

If any clause or term of this Agreement should be invalid, unenforceable or illegal, then the remaining terms and provisions of this Agreement shall be deemed to be severable therefrom and shall continue in full force and effect unless such invalidity, unenforceability or illegality goes to the root of this Agreement.

16.10	The Employee’s rights under this Agreement are not capable of assignment or hypothecation, nor of attachment by the Employee’s creditors.

THUS DONE and SIGNED by D. M. Bristow at Zurich on this the 18th day of April 2007, in the presence of the undersigned witnesses, the signatory hereby warranting by his signature that he is duly authorised thereto.

AS WITNESSES :

1.
2.

/s/ D. Mark Bristow
For and on behalf of:	RANDGOLD RESOURCES LIMITED
Capacity:	Chief executive Officer

THUS DONE and SIGNED by the EMPLOYEE at Dakar on this the 28th day of April 2007, in the presence of the undersigned witnesses, the signatory hereby warranting by his signature that he is duly authorised hereto.

AS WITNESSES :

1.

2.

/s/ Graham P. Shuttleworth
GRAHAM P. SHUTTLEWORTH

ADDENDUM TO CONTRACT OF EMPLOYMENT OF GRAHAM SHUTTLEWORTH

1.

AWARD OF RESTRICTED STOCK in terms of the provisions of clause 4.4 of this contract of employment, the Employer has the right to award the Employee, on such occasions as it deems appropriate, an award of restricted stock. The Employer has consented to award the Employee an award of restricted stock of 36,000 shares.

2.	TERMS AND CONDITIONS OF THE AWARD
2.1	The award of restricted stock to the Employee will be granted from his date of appointment as noted on his contract of employment.
2.2

The vesting of any portion of the award is subject to the employee being employed and achieving a 70% score on the assessment of his performance during the 12 month period preceding each vesting date. The assessment will be carried out by the C.E.O. against criteria agreed with the Employee.

2.3	In terms of the award approved by the Board and subject to paragraph 2.2 above, the Employee will be entitled to vest the Shares in three tranches, as follows:
2.3.1	in respect of the first one-third of the shares, i.e.12,000, after 12 months’ service have elapsed, i.e. from the date the restricted stock was awarded;
2.3.2	in respect of the second third of the of the shares, i.e. 12,000, after 24 months’ service have elapsed from the date the restricted stock was awarded;
2.3.3	in respect of the remaining last third of the shares, i.e. 12,000, after 36 months’ service have elapsed from the date the restricted stock was awarded.
2.4

In the event of a change of ownership of the Company, which has the affect that the Employee is not offered an equivalent position by the new Employer (i.e. Financial Director of a publicly listed Company), all the restricted stock will vest on the date of the ownership change.

THUS DONE and SIGNED by D. Mark Bristow at Zurich on this the 18 day of April 2007, in the presence of the undersigned witnesses, the signatory hereby warranting by his signature that he is duly authorised thereto.

AS WITNESSES :

1.
2.

/s/ D. Mark Bristow
For and on behalf of:	RANDGOLD RESOURCES LIMITED
Capacity:	Chief Executive Officer

THUS DONE and SIGNED by the EMPLOYEE at Dakar on this the 28th day of April 2007, in the presence of the undersigned witnesses, the signatory hereby warranting by his signature that he is duly authorised hereto.

AS WITNESSES :

1.

2.

/s/ Graham P. Shuttleworth